UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2005

InfoTech USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22693 (Commission file number)	11-2889809 (IRS Employer Identification Number)

7 Kingsbridge Road, Fairfield, New Jersey 07004

(Address of principal executive office, including zip code)

Registrant’s telephone number, including area code: (973) 227-8772

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 31, 2005, InfoTech USA, Inc. (the “Company”) notified Wells Fargo Business Credit, Inc. (“Wells Fargo”) that the Company did not expect to be in compliance with the covenants for cumulative net income contained in the credit facility with Wells Fargo as of and for the fiscal year ended September 30, 2005. Under the terms of the credit agreement with Wells Fargo, the Company is required to have cumulative net income, as defined in the credit agreement, for the fiscal year ended September 30, 2005, of no less than $(60,000). Wells Fargo agreed to waive the anticipated non-compliance and, on November 4, 2005, the Company and its subsidiaries entered into an amendment and waiver with Wells Fargo. In connection therewith, the Company agreed to pay Wells Fargo a $25,000 waiver fee in three installments, with $10,000 due on each of January 2, 2006 and February 6, 2006 and $5,000 due on March 6, 2006.

Under the terms of the amendment and waiver, the Company is required to maintain a minimum net income, as defined in the credit agreement, of no less than $(200,000) for the quarter ending December 31, 2005, $(292,000) for the two quarters ending March 31, 2006, $(301,000) for the three quarters ending June 30, 2006 and $(386,000) for the year ending September 30, 2006.

The foregoing description of the amendment and waiver is only a summary and is qualified in its entirety by the full text of the amendment and waiver, a copy of which has been filed as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoTech USA, Inc.

Date: November 7, 2005	By: /s/ J. Robert Patterson
J. Robert Patterson

Vice President, Chief Financial Officer,

Treasurer and Director

Exhibit Index

Exhibit No.	Description
10.1	Second Amendment and Waiver, dated as of November 4, 2005, among InfoTech USA, Inc., the registrant, Information Technology Services, Inc. and Wells Fargo Business Credit, Inc.